Exhibit 99.1


NEWS RELEASE                                             Contact:  Tom Armstrong
For Immediate Release                                               203/749-7174
                                                            or ta@cannondale.com


                         CANNONDALE COMPLETES AUCTION OF

                        BICYCLE AND MOTORSPORTS DIVISIONS

(BETHEL, CT -- March 21, 2003) Cannondale (BIKEQ.PK) today announced the results of yesterday's separate auctions of its bicycle and motorsports divisions. The auctions for the assets of both divisions were conducted under Section 363 of the United States Bankruptcy Code at the Company's Bethel, Connecticut headquarters, pursuant to the March 3rd, 2003 order by the Bankruptcy Court. Cannondale filed a voluntary petition for chapter 11 protection in the U.S. Bankruptcy Court in the District of Connecticut (Bridgeport Division) on January 29th, 2003.

After a vigorous auction, the assets of the Company's bicycle and motorsports divisions are to be purchased by an affiliate of Pegasus Partners II, L.P. ("Pegasus"), subject to the approval of the Bankruptcy Court. The terms of the winning bids were not disclosed. Cannondale's largest secured creditor, Pegasus had agreed in late January to act as the "stalking horse" bidder in the sale. At that time, Pegasus stated its commitment to working with current management and operating the bicycle business as a going concern. Pegasus has indicated that it does not intend to operate the motorsports division.

Cannondale's founder Joe Montgomery was pleased with the outcome of the auction. "This is a huge step toward successfully realizing our three key objectives: ensuring a quick emergence from chapter 11, restoring focus and adding resources to the bike division so it can continue to thrive and prosper, and preserving our employees' jobs in Connecticut and Pennsylvania." Besides its Connecticut and Pennsylvania locations, the Company also operates subsidiaries in Europe, Japan and Australia. Although included in the sale, the subsidiaries had not been included in or affected by the chapter 11 filing.

Montgomery was also eager to thank the many groups who have supported Cannondale through the chapter 11 process. "Our dealers, suppliers, customers and employees have really stood by us, and we're extremely grateful." said Montgomery. "I'd also like to thank the many state officials in Pennsylvania who have been so cooperative and supportive, particularly the Governor's Action Team and the Department Of Community And Economic Development. I'm confident that the senior management team, led by Dan Alloway and Scott Montgomery, will continue to uphold the culture and values that have made Cannondale a great company."

Scott Montgomery and Alloway voiced their eagerness to move forward as Cannondale begins to emerge from bankruptcy. "The successful auction and the speedy resolution now enables us to focus on bicycle delivery and service as we enter the busy spring selling season," said Alloway, Cannondale's Vice President of Sales and European Operations. Scott Montgomery,




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Cannondale's Vice President of Marketing, concurred. "We're happy to be able to concentrate on the bike business again, and we're feeling great about the future with Pegasus as our partner," said Montgomery. "We're producing and shipping 2003 product every day, and the 2004 line is loaded with new innovations."

David Uri, a Partner at Pegasus explained its bid for Cannondale. "Cannondale is one of the world's premium bicycle brands," said Uri. "The fact that the bike division has remained profitable despite the distraction and costs of its now closed motorsports business clearly demonstrates the strength of the brand. Our job now is to let Cannondale concentrate on what Cannondale does best - designing, manufacturing and marketing lightweight, high-performance bicycles for the specialty retail market."

Jeffrey R. Manning of Legg Mason Wood Walker, Inc, the Baltimore, Maryland-based financial firm that assisted Cannondale in the sale process, stated that there was a great deal of interest in the Company, despite the uncertain economy and events in the Middle East. "Cannondale is an internationally recognized brand, the bike business is profitable, and has always been profitable," Manning added. "With the ability to focus exclusively on its bike business, the Company should do very well as it emerges from bankruptcy."

The auction marks Cannondale's continued rapid progression through the chapter 11 process. Earlier this month workers returned to the Company's Bedford, Pennsylvania bike factory to resume production of bicycles and cycling accessories, ending a temporary work furlough. It is expected that Cannondale will officially emerge from chapter 11 within the next several weeks, following the Court's anticipated approval of yesterday's auction and the subsequent closing of the sale. Elizabeth Fox of Fox Racing Shox, Chairperson of the Official Committee of Unsecured Creditors, stated that in connection with the auction process, the Committee reached a favorable agreement with Pegasus and fully supports the sale to Pegasus. Fox commented that she hoped this agreement would pave the way for the continuation of the supportive relationship between Cannondale and its vendors.

Cannondale is the world's leading manufacturer of innovative, high-performance, lightweight aluminum bicycles, successfully marketing its bicycles and cycling accessories in more than 70 countries worldwide.

Pegasus Capital Advisors, L.P., based in Greenwich, Connecticut, is a private equity investment firm with approximately $800 million under management.

ABOUT LEGG MASON WOOD WALKER, INCORPORATED.
Legg Mason Wood Walker, Incorporated is a wholly-owned subsidiary of Legg Mason, Inc. (NYSE: LM), a Baltimore, Maryland-based holding company that provides asset management, securities brokerage, investment banking, and related financial services through its subsidiaries.



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